Exhibit 97.1

Crawford & Company

Executive Compensation Clawback and Recoupment Policy

This Executive Compensation Clawback and Recoupment Policy (the “Policy”) is approved by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Crawford & Company (the “Company”).

Defined Terms

“Affected Officers” means all current and former Section 16 Officers of the Company.

"Erroneously Awarded Compensation” means the amount of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts (computed without regard to any taxes paid). If the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount of Erroneously Awarded Compensation shall be determined by the Committee in its sole discretion based on its reasonable estimate of the effect of the accounting restatement on the Financial Reporting Measure upon which the Incentive Compensation was received.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures. Financial Reporting Measures include (but are not limited to) the Company’s stock price, total shareholder return (“TSR”), revenues, operating earnings, margin, net income, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), funds from operations, liquidity measures (such as working capital or operating cash flow), return measures (such as return on invested capital or return on assets), and earnings measures (such as earnings per share). A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.

“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive Compensation includes (but is not limited to) annual bonuses and other short- and long-term cash incentives, as well as compensation and benefits under the Crawford & Company Short-Term Incentive Plan, the Crawford & Company 2016 Omnibus Stock and Incentive Plan, the Crawford & Company 2016 Management Team Incentive Compensation Plan and the Crawford & Company Deferred Compensation Plan for Eligible Employees and Eligible Directors, each as it may be amended from time to time, any successor to any such plan, and other Company plans or programs providing similar incentive compensation or benefits. Incentive Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the compensation award is attained, even if the payment or grant of the compensation occurs after the end of that period.

“NYSE” means the New York Stock Exchange LLC.

“Required Restatement Date” means the date that the Company is required to prepare an accounting restatement, meaning the earlier to occur of:

i)
The date on which the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement; and
ii)
The date on which a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 16 Officer” means an officer of the Company as defined under Section 16 of the Securities Exchange Act of 1934, including the president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the issuer. Executive officers of the Company’s parent(s) or subsidiaries are deemed Section 16 Officers of the Company if they perform such policy making functions for the Company.

Originally Adopted December 12, 2018, and Amended and Restated July 28, 2023

Exhibit 97.1

Applicability

This Policy applies to all Affected Officers.

This Policy applies to all Incentive Compensation received by an Affected Officer:

(i)
After beginning service as an Affected Officer;
(ii)
Who served as an Affected Officer at any time during the performance period for that Incentive Compensation;
(iii)
While the Company has a class of securities listed on a national securities exchange or a national securities association; and
(iv)
During the three completed fiscal years immediately preceding the Required Restatement Date, as well as any transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years.

Statement of Policy

If the Company is required to restate financial results as filed with the SEC due to material noncompliance with any financial reporting requirement under federal securities laws, the Company will require each Affected Officer to promptly forfeit, and promptly repay to the Company all of such Affected Officer’s Erroneously Awarded Compensation, to the extent previously paid, as necessary to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), the SEC Rules promulgated thereunder and the NYSE Listed Company Manual. The Company may, to the extent permitted by applicable law, set off the amounts of any required recoupment under this Policy against any amounts otherwise owed by the Company to an Affected Officer, but only to the extent any such offset complies with the requirements of Section 409A of the Internal Revenue Code.

In addition, regardless of whether there is an accounting restatement, the Committee may recover Incentive Compensation from an Affected Officer if the Board or Committee determines in their sole discretion that an Affected Officer has engaged in fraud, theft, misappropriation, embezzlement, dishonesty, or other misconduct (“Misconduct”) to the material detriment of the Company. The Incentive Compensation recoverable in this circumstance will be based on the Committee’s determination of the harm caused by the Affected Officer’s conduct and the Incentive Compensation awarded to the Affected Officer with a vesting or performance period during which the conduct took place. The Company’s foregoing right to recover Incentive Compensation is in addition to, and not in lieu of, any other relief available to the Company due to the Affected Officer’s Misconduct.

Further, the Committee will cause the Company to recover compensation amounts of Affected Officers to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”), or otherwise by applicable law. This Policy shall automatically be deemed to have been modified, without further action, to the extent necessary to satisfy requirements of Dodd-Frank, SOX or any other applicable law, regulation, or stock exchange listing requirement (as in effect from time to time).

Affected Officers agree to facilitate the Company’s compliance with its disclosure obligations related to this Policy in accordance with the requirements of the federal securities laws and applicable stock exchange listing rules.

This Policy shall supersede, to the maximum extent permissible, the terms of any Company compensation or benefit plan, program or agreement that are contrary to or inconsistent with this Policy.

An Affected Officer’s loss of Erroneously Awarded Compensation shall not be eligible for indemnification by the Company.

The Committee or its delegate shall provide notice and seek written acknowledgement of this Policy from each Affected Officer as soon as practicable after the later of the adoption of this Policy and the date on which the employee is designated as an Affected Officer; failure to obtain such acknowledgement shall have no impact on the enforceability of this Policy.

Originally Adopted December 12, 2018, and Amended and Restated July 28, 2023